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  EXECUTION COPY                                                    EXHIBIT 4.22


                           SALE AND PURCHASE AGREEMENT

         THIS SALE AND PURCHASE AGREEMENT (this "Agreement") is made and entered into on March 14, 2003 (the "Effective Date") by and between F.HOFFMANN-LA ROCHE LTD, a Swiss corporation with office at Grenzacherstrasse 124, CH-4070, Basel, Switzerland ("Roche-Basel") and HOFFMANN-LA ROCHE INC., a company organized under the laws of the state of New Jersey with office at 340 Kingsland Street, Nutley, New Jersey 07110-1199 ("Roche-Nutley") (collectively, "Seller"), and AMARIN CORPORATION plc, an English corporation with offices at 7 Curzon Street, London W1J 5HG United Kingdom ("Buyer").

         WHEREAS, Seller has developed and marketed a human pharmaceutical product under the trademark Tasmar(R) (tolcapone), for treatment of parkinsonism; and

         WHEREAS, Seller has worldwide rights to the above product, including patent and trademark rights; and

         WHEREAS, Buyer wishes to acquire worldwide rights to the product and Seller wishes to divest itself of worldwide rights to the product.

         NOW THEREFORE, in consideration of the terms and conditions set forth herein, and other good and valuable consideration, the parties hereto agree as follows:

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH PORTIONS HAVE BEEN MARKED AS [*] IN THE TEXT OF THIS EXHIBIT. THE OMITTED CONFIDENTIAL INFORMATION HAS BEEN FILED SEPARATELY WITH THE US SECURITIES AND EXCHANGE COMMISSION.

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1.       DEFINITIONS

         1.1 "Active Pharmaceutical Ingredient" or "API" means the pharmaceutical compound known by the chemical name tolcapone
(3,4-dihydroxy-4'methyl-5-nitrobenzophenone).

         1.2 "Affiliate" of a party means any corporation or other business entity controlled by, controlling, or under common control with, such party. For this purpose, "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting securities of or income interest in such corporation or other business entity. With respect to Seller the term "Affiliate" shall not include Genentech, Inc., a Delaware corporation, nor Chugai Pharmaceutical Co., Ltd, a Japanese corporation, unless Seller indicates in writing that it desires Genentech, Inc. and/or Chugai to be considered an Affiliate of Seller.

         1.3 "Agreement" means this Sale and Purchase Agreement.

         1.4 "Assets" has the meaning ascribed to such term in Article 2.

         1.5 "Assumed Liabilities" has the meaning ascribed to such term in
Article 3.

         1.6 "Bulk Tablet Inventory" means the Active Pharmaceutical Ingredient in finished dosage tablet pharmaceutical form, including both trade product and samples, but before labeling and packaging.

         1.7 "Buyer" has the meaning ascribed to such term in the preamble to this Agreement.

         1.8 "Buyer Indemnifiable Claims" has the meaning ascribed to such term in Section 12.1.

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         1.9 "Buyer Indemnitees" has the meaning ascribed to such term in
Section 12.1.

         1.10 "Buyer Trade Dress" means (i) the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, used by Buyer and bearing Buyer's name and, as necessary NDC number or equivalent for the Product, and (ii) Buyer's tablet imprint and engraving specification, as sold by Buyer or its Affiliate or sublicensee for Product in the Territory.

         1.11 "Closing" has the meaning ascribed to such term in Article 11.

         1.12 "Damages" has the meaning ascribed to such term in Section 12.1.

         1.13 "Domain Name" means the domain name Tasmar.com, which is registered in the name of the Seller.

         1.14 "Effective Date" has the meaning ascribed to such term in the preamble to this Agreement.

         1.15 "FDA" shall mean the United States Food and Drug Administration, or its foreign equivalent.

         1.16 "Finished Dosage Form Inventory" shall mean the Active Pharmaceutical Ingredient in finished dosage tablet pharmaceutical form and using Seller Trade Dress, ready for shipping for distribution or sale to an ultimate user, distributor, or dispenser, including both trade product and samples.

         1.17 "Indemnified Party" has the meaning ascribed to such term in
Section 12.3.

         1.18 "Indemnifying Party" has the meaning ascribed to such term in
Section 12.3.

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         1.19 "Law" means any federal, state, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, and any rules, regulations, and orders promulgated thereunder.

         1.20 "Major Countries" means the United States of America, Canada, United Kingdom, France, Germany, Italy, and Spain.

         1.21 "Manufacturing Technology" means the documents to be set forth prior to Closing on Schedule 1.21, which includes specifications and test methods for Product set forth in the Registrations and sold by the Seller or its Affiliates under the name Tasmar(R) (tolcapone) in the Territory, Active Pharmaceutical Ingredient, packaging, stability and other applicable specifications, manufacturing and packaging instructions, master formula, validation reports (process, analytical methods and cleaning), stability data, analytical methods, records of complaints, annual product reviews to the extent available, and all other master documents (including the Drug Master File) necessary for the manufacture, control, and release of the Product as conducted by, or on behalf of, Seller, under the Roche Process, or otherwise.

         1.22 "NDA" means a New Drug Application, Supplemental New Drug Application or Marketing Authorization Application for the Product filed with the United States Food and Drug Administration pursuant to 21 CFR, Part 314, or its foreign equivalent, and all supplements, amendments, and revisions thereto.

         1.23 "Net Sales" means the amount of gross sales of Product in the Territory invoiced by Buyer, its Affiliates and sublicensees during the period commencing on the Closing and ending December 31, 2012, less deductions of returns (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Product sold, bad debt, withdrawals and recalls), rebates (price reductions, rebates to social and welfare systems, chargebacks, government mandated rebates and similar types of rebates), volume

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(quantity) discounts, and taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount).

         1.24 "Patents" means all patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, supplementary protection certificates, extensions and reexaminations thereof, all inventions disclosed therein, all rights provided by international treaties and conventions, and all rights to obtain and file for patents and registrations thereto in the Territory, now owned by Seller as of the Effective Date that relate to Product, the current schedule of which are listed on Schedule 1.24 attached hereto.

         1.25 "Product" means finished pharmaceutical product containing Active Pharmaceutical Ingredient.

         1.26 "Product Intellectual Property" means (i) Patents, (ii) Product Trademarks; (iii) Manufacturing Technology, (iv) the Domain Name, and (vi) copyrights in and to the Product Marketing Materials.

         1.27 "Product Marketing Materials" means all marketing materials used by Seller or its Affiliate with respect to the Product in the Territory that are in existence as of the Effective Date, including advertising materials, training materials, product data, price lists, mailing lists, sales materials, market information, promotional materials, and artwork for the production of packaging components.

         1.28 "Product Registrations" or "Registrations" means all regulatory filings, including NDAs, directly related to Product, including those listed on
Schedule 1.28 attached hereto, and related (i) supporting documents, including non-clinical and clinical study results, and (ii) records maintained under cGMP, or other record keeping or reporting requirements of the FDA, the Environmental Protection Agency, the Occupational Health and Safety Administration or any other governmental or regulatory authorities, including

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warning letters, notices of adverse finding letter, audit reports and responses, adverse event files, safety databases, safety reports and complaint files.

         1.29 "Product Trademarks" means the trademarks, including registrations and applications for registrations thereof (and all renewals, modifications and extensions thereof), together with the goodwill associated therewith, listed on
Schedule 1.29 attached hereto.

         1.30 "Retained Liabilities" has the meaning ascribed to such term in
Article 3.

         1.31 "Roche Process" means the manufacturing process approved in the NDA for the Product set forth in the Registrations and sold by Roche or its Affiliate under the name Tasmar(R) (tolcapone) in the Territory.

         1.32 "Seller" has the meaning ascribed to such term in the preamble to this Agreement.

         1.33 "Seller Indemnifiable Claims" has the meaning ascribed to such term in Section 12.2.

         1.34 "Seller Indemnitees" has the meaning ascribed to such term in
Section 12.2.

         1.35 "Seller Trade Dress" means (i) the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, used by Seller and bearing Seller's name and, as necessary NDC number or equivalent for the Product, and (ii) Seller's tablet imprint and engraving specification, as set forth in the Registrations and sold by Seller or its Affiliate under the name Tasmar(R) (tolcapone) in the Territory.

         1.36 "SWITCH Trial" means the clinical trial presently being conducted in Europe comparing efficacy of Tasmar and entacapone, designated as Trial No. NR 16188.

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         1.37 "Territory" means all countries of the world, except Japan, unless the rights in Japan are subsequently transferred to Buyer as provided herein, at which time Territory shall be deemed to include Japan.


2.       ASSETS BEING SOLD

         2.1 Asset Sale. Subject to the terms and conditions of this Agreement, Seller shall assign and shall deliver to Buyer at Closing all of the right, title, and interest of Seller in and to the Product, consisting of (i) all Product Intellectual Property, including Seller's files pertaining thereto; (ii) all Product Registrations, including Seller's files pertaining thereto; (iii) all Product Marketing Materials; and (iv) all of Seller's current inventory of Finished Dosage Form Inventory (together, the "Assets").

         Except as expressly stated herein, Seller does not, under this Agreement, convey and Buyer does not purchase the right, title, or interest of Seller in and to any assets not listed in this Article 2. Buyer does not, under this Agreement, purchase any right, title or interest in or to the name(s) of Seller or in the Roche Hexagon Design.

         Except as expressly stated herein, Seller shall retain no right to distribute, market or sell the Product or the Assets in the Territory.

         2.2 Japan Seller represents and Buyer acknowledges that Seller has an obligation to offer the right to sell Product in Japan to Chugai. Seller shall notify Buyer in writing within one (1) year of Closing of the intention of Chugai to sell Product in Japan. If Seller notifies Buyer that Chugai has no intention to sell Product in Japan, then Buyer shall have the right, upon written notice to Seller, to have Japan included in the Territory for this Agreement for no additional consideration other than cost of supply of Product as consistent with Article 5. If Chugai intends to sell Product in Japan, then
(i) Seller shall

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have the right to use the Product Intellectual Property solely to manufacture or have manufactured, to develop or have developed and to have marketed by Chugai, Product for sale in Japan and (ii) Seller shall use reasonable diligent efforts to conclude an agreement with Chugai regarding Product that requires Chugai to cooperate with Buyer as to adverse event reporting, safety database sharing and global supply of Product.

         2.3 License Seller hereby grants to Buyer a non-exclusive, royalty-free, perpetual, irrevocable right and license, under any patent right acquired by Seller or its Affiliate after the Effective Date, to make, have made, use, offer for sale, sell and import Product in the Territory.

3.       LIABILITIES

         3.1 Liabilities.

         Subject to Section 12.1, Buyer shall assume, be responsible for and pay, perform and discharge when due all liabilities related to the Product, and the use of the Assets, that pertain to Product used, sold or distributed by or on behalf of Buyer on or after the Closing, except to the extent such liability is a third party cost incurred in the conduct of the SWITCH Trial (collectively "Assumed Liabilities").

         Seller shall retain, be responsible for and pay, perform and discharge when due all liabilities related to the Product, and the use of the Assets, that pertain to Product used, sold or distributed by or on behalf of Seller before the Closing, except to the extent such liability is caused by any statement or representation attributable to Buyer, its Affiliate or its directors, officers, employees and agents that is inconsistent with or contrary to the Product Marketing Materials or Seller Labeling (collectively "Retained Liabilities").

4.       CONSIDERATION

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         4.1 Up-Front Buyer shall pay to Seller the non-refundable, non-creditable sum of TWELVE MILLION FIVE HUNDRED THOUSAND (US $12,500,000.00) US DOLLARS, which Buyer shall pay to Seller on the date of Closing by wire transfer as instructed by Seller.

         Buyer shall pay amounts due to Seller under this Section 4.1, by wire transfer, allocated to Roche-Basel and Roche-Nutley, as requested by Seller in writing.

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         4.2 Milestones (a) Buyer shall pay to Seller the non-refundable, non-creditable sum of [*]MILLION (US $[*],000,000) US DOLLARS, which Buyer shall pay to Seller by wire transfer as instructed by Seller within fifteen (15) days after the date of the first shipment of Product, after [*]in the European Union, as constituted from time to time ("EU"), by or on behalf of Buyer to a wholesaler or distributor for sale in the United Kingdom, France, Germany, Italy or Spain.

         (b) Buyer shall pay to Seller the non-refundable, one-time, non-creditable sum of [*]MILLION (US $[*],000,000) US DOLLARS, which Buyer shall pay to Seller by wire transfer as instructed by Seller within fifteen (15) days after the date aggregate Net Sales of Product in a calendar year in the United States of America verifiably reaches [*]million US dollars (US$[*],000,000).

         (c) Buyer shall pay to Seller the non-refundable, one-time, non-creditable sum of [*]MILLION (US $[*],000,000) US DOLLARS, which Buyer shall pay to Seller by wire transfer as instructed by Seller within fifteen (15) days after the date aggregate Net Sales of Product in a calendar year in EU verifiably reaches [*]million US dollars (US$[*],000,000).


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         (d) Buyer shall pay to Seller the non-refundable, one-time, non-creditable sum of [*]MILLION (US $[*],000,000) US DOLLARS, which Buyer shall pay to Seller by wire transfer as instructed by Seller within fifteen (15) days after the date aggregate Net Sales of Product in a calendar year in EU verifiably reaches [*] million US dollars (US$[*]000,000).

         (e) Buyer shall pay to Seller the non-refundable, one-time, non-creditable sum of [*]MILLION (US$[*],000,000) US DOLLARS, which Buyer shall pay to Seller by wire transfer as instructed by Seller within fifteen (15) days after the date aggregate Net Sales of Product in a calendar year in the Territory verifiably reaches [*]million US dollars (US$[*],000,000).

         (f) Buyer shall pay to Seller the non-refundable, one-time, non-creditable sum of [*]MILLION ($[*],000,000) US DOLLARS, which Buyer shall pay to Seller by wire transfer as instructed by Seller within fifteen (15) days after the date aggregate Net Sales of Product in a calendar year in the Territory verifiably reaches [*]million US dollars (US $[*],000,000).

         Buyer shall pay amounts due to Seller under this Section 4.2, by wire transfer, allocated to Roche-Basel and Roche-Nutley, as requested by Seller in writing.

         4.3 Sales Commission. Buyer shall pay to Seller an amount equal to [*]percent ([*]%) of Net Sales of Product in each country in the Territory during the period commencing on the Closing and ending on December 31, 2012.


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         (a) Accounting Period and Net Sales Accounting. Each Accounting Period
commences quarterly respectively on January 1, April 1, July 1 and October 1, each being the first day of an Accounting Period, and finishing respectively on March 31, June 30, September 30, and December 31, each being the last day of an Accounting Period. Buyer shall pay amounts due under this Section 4.3 in US Dollars. Buyer shall calculate such payments quarterly as of March 31, June 30, September 30 and December 31 and shall make payment within the forty-five (45) days after the end of each Accounting Period in which such Net Sales occur. Whenever calculating sales commission requires conversion from any foreign currency, Buyer shall make such conversion as follows: Buyer shall use the conversion rate for each applicable currency as quoted in the Financial Times (or, if not published, the Wall Street Journal, European Edition) for the last day of each Accounting Period.

         (b) Sales Commission Reports. Buyer shall accompany each payment by a report summarizing for Product the gross sales and Net Sales achieved during the relevant three-month period, the currency conversion rates used, and the total payments due.

         (c) Withholding Taxes. If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any amount payable under this Agreement, Buyer shall promptly pay such tax, levy or charge for and on behalf of Seller to the proper governmental authority. Buyer may deduct any such tax, levy or charge actually paid from amount due. Buyer agrees to assist Seller in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted. Buyer shall provide documentation from time to time as is needed for Seller to confirm the payment of tax.


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         (d) Audit. Buyer and its Affiliates and sub-licensees shall keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of verifying Net Sales and calculating all amounts payable to the Seller. Such books of accounts shall be kept at their principal place of business. Seller has the right, from time to time but not more than once per calendar year, to engage, at its own expense, an independent public accountant reasonably acceptable to Buyer to perform, on Seller's behalf, an audit, conducted in accordance with United Kingdom generally accepted accounting practices (UK GAAP), of such books and records of Buyer and its Affiliates and sub-licensees that are reasonably necessary to confirm the correctness of any report or payments made under this Agreement. Upon timely request and at least thirty (30) days' prior written notice from the Seller, such audit shall be conducted during regular business hours in such a manner as to not unnecessarily interfere with the Buyer's normal business activities. All information, data, documents and abstracts herein referred to shall be used only for the purpose of verifying sales commission reports or compliance with this Agreement. Audit results shall be shared by and be binding upon the parties. If the audit reveals an underpayment, the Buyer shall promptly make up such underpayment. If the audit reveals that the royalties owed by Buyer for the countries specifically requested in total have been understated by more than five percent (5%), then Seller shall pay the costs of such audit.

         4.4 Late Payment Any payment under this Agreement that is not timely paid shall bear interest, to the extent permitted by applicable law, at the average one-month European Interbank Offered Rate (EURIBOR) as reported by Bloomberg (or a successor or similar organization) from time to time, such rate to be determined as of the due date and calculated for the number of days such a payment is overdue.


5.       SUPPLY

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         5.1 Supply of Finished Dosage Form Inventory The Finished Dosage Form
Inventory in the possession or control of Seller on Closing shall be delivered to Buyer, as provided in Section 11.4. Schedule 5.1 lists, on a country-by-country basis, as of January 31, 2003, Finished Dosage Form Inventory Seller had in its possession or control.

         Sales of all such Product shall be subject to the payment of sales commission as provided in Section 4.3.

         As promptly as practicable, but in no event later than ninety (90) days after Closing, Seller and Buyer shall discuss and agree upon the amount of the payment under Section 4.1 that is allocable to the Finished Dosage Form Inventory in the possession or control of Seller on Closing.

         5.2 Buyer Trade Dress Promptly following Closing, Buyer shall notify Seller in writing of the initial Buyer Trade Dress for which Buyer proposes to seek FDA approval. With the exception of tablet imprint and NDC numbers, the proposed initial Buyer Trade Dress shall be substantially the same as the Seller Trade Dress. Within ten (10) days after receipt of the proposed initial Buyer Trade Dress, Seller shall notify Buyer if Seller believes such proposed initial Buyer Trade Dress will require Seller to make additional plant, property or equipment investment to implement such initial Buyer Trade Dress, with an itemization of such projected costs. If Seller provides such notice, then the parties shall discuss each item in good faith and attempt to identify the lowest reasonable cost option for the proposed change acceptable to each party in its discretion. For each item identified by Seller, at Buyer's option, Buyer shall amend its proposed Buyer Trade Dress so that no such investment is required or shall bear full responsibility to Seller for the expenses


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identified in the notice to implement such initial Buyer Trade Dress. If Seller does not timely provide such notice, then Seller shall be deemed to have agreed to implement the proposed initial Buyer Trade Dress.

         Following agreement between Seller and Buyer with respect to the initial Buyer Trade Dress, Buyer, at its own expense shall notify FDA of the transfer and obtain such FDA approvals necessary for the agreed initial Buyer Trade Dress for Product, including obtaining new NDC numbers for Product in all relevant jurisdictions. Buyer shall provide Seller, free of charge, with camera ready artwork and hard copy samples of the initial Buyer Trade Dress as approved by FDA. Prior to December 31, 2004, Buyer shall not change Buyer Trade Dress without prior written consent of Seller, not to be unreasonably withheld. It shall not be unreasonable for Seller to withhold consent if any such change requires any investment by Buyer for plant, property or equipment to implement such change that Buyer will not agree to reimburse. If in any country of the Territory any FDA requires change of the Buyer Trade Dress, other than for changes resulting from a change in the manufacturing process (as to which Seller shall bear its own costs), then Buyer shall bear all Seller costs to implement such change with respect to supply of Product.

         5.3 Supply of Product. Prior to December 31, 200[*], Buyer shall have entered into an agreement with a third party to procure a source of Active Pharmaceutical Ingredient, semi-finished dosage form and finished dosage form for the Territory. However, the parties anticipate that prior to December 31, 200[*] Finished Dosage Form Inventory will exhaust. As a result, the parties agree as follows:

         (a) Buyer's Forecast. Buyer will provide Seller with a rolling non-binding twelve


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(12) month forecast, on a quarter-by-quarter basis, through December 31, 200[*], of Buyer's projected purchases for each country of the Territory of (i) each of the following pack sizes, by trade/sample, for the 100 mg tablet dosage of
Product: 30 tablets/pack (blister or bottle), 60 tablets/pack (blister or bottle), 90 tablets/pack (bottle), 100 tablets/pack (bottle) and (ii) each of the following pack sizes, by trade/sample, for the 200 mg tablet dosage of
Product: 30 tablets/pack (blister or bottle), 90 tablets/pack (bottle), 100 tablets/pack (bottle). Each rolling forecast will be provided no later than forty five (45) days following the end of each calendar quarter. For each pack size of Product, the minimum order quantity ("MOQ") shall be one thousand three hundred and fifty (1350) packages, except for the 90 tablets/pack, for which the MOQ shall be 24,000 bottles of 100 mg tablets and 12,000 bottles of 200 mg tablets. The first quarter of each such rolling forecast shall constitute a firm order. Buyer shall provide the first forecast within thirty (30) days after Closing.

         Buyer will issue purchase orders against such forecast, and Seller commits to supply not less than 80% nor more than 120% of each pack size for each strength against the firm order contained in the forecast. Seller shall supply the requirements ordered, in each case with a delivery date of not less than six (6) months or more than nine (9) months from the date of such purchase order.

         It is understood that Seller will fill Buyer's initial orders for Product using Bulk Tablet Inventory presently on hand, which Seller shall convert to Finished Dosage Form using Seller Trade Dress.

         (b) MOQ Per Order. The MOQs stated above shall be designated in each purchase order from Buyer and calculated by strength (100 mg, 200mg), package size (30, 90, 100), presentation (bottles, blister cards), and the grouped countries shown on Schedule 5.1(b), attached. For example, an order of 100mg product for New Zealand and Australia could be aggregated to meet the MOQ (same strength, pack size and


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country group). An order for 100mg Product for Switzerland and Brazil could also be aggregated to reach the MOQ (same strength, pack size and country group) but for Brazil and Singapore, could not be aggregated for that purpose (same group, but different pack size).

         (c) Payment for Supply. In addition to the future payment by Buyer of sales commissions under Article 4, Buyer shall pay Seller in accordance with
Schedule 5.3, within thirty (30) days of the later of delivery or invoice.

         (d) Seller and Buyer agree that except as provided in Section 5.6, Seller shall have no obligation to produce after the Effective Date any Active Pharmaceutical Ingredient, or to supply any order for Product received by Seller after December 31, 200[*].

         (e) At Buyer's option, Seller shall (i) at Buyer's cost of US$[*]/kg of API, ship to Buyer any Active Pharmaceutical Ingredient, including in the form of Bulk Tablet Inventory, in its possession and control as of December 31, 200[*], which is not otherwise designated to be produced into finished dosage form as provided hereunder or (ii) at Seller's cost, destroy any Active Pharmaceutical Ingredient and any Bulk Tablet Inventory in its possession and control as of December 31, 200[*], which is not otherwise designated to be produced into finished dosage form as provided hereunder.

         5.4 Shipment. All shipments under this Article 5, will be F.C.A. (Incoterms 2000) origin. Shipping or freight, and any tariffs or duties, will be paid by Buyer. Title and risk of loss will pass to Buyer upon delivery to Buyer's designated common carrier at Seller's designated distribution center appropriate for the destination of that shipment.


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         5.5 Quality Testing Seller, at its expense, shall perform quality assurance and quality control testing with respect to Product supplied under this Article 5, including Seller's stability testing as then applicable to the Product, so as to verify the conformity with Seller specifications in accordance with Seller's standard practice and applicable Law and Product Registrations, and shall provide the results thereof to Buyer in the form of a Certificate of Analysis ("COA"). The Seller specifications are as set forth in the Product Registration NDA No. 20-697.

         5.6 Failure Within a sixty (60) day period from receipt by Buyer of shipment by Seller of Product under this Article 5, Buyer may notify ("Notice of Defect") Seller in writing of all of Buyer's claims on account of failure to meet cGMP or other applicable Law, NDA or Product Registration requirements, specifications or quality standards of Article 5.5 ("Defective"). Buyer and Seller shall cooperate in good faith to determine all Product which is Defective. For Defective Product for which Seller receives timely Notice of Defect, Buyer shall be authorized to return such Product to Seller at Seller's expense and Seller shall replace such returned Product at no charge to Buyer within one hundred twenty (120) days of Seller's receipt of the Notice of Defect.

         5.7 Recalls If either Buyer or Seller believes a recall of the Product provided to Seller under Article 5 is required or desirable, then both parties shall cooperate fully regarding the investigation and disposition of such matter. If any recall of the Product is agreed by the parties or required by any governmental authority, the cost and the conduct of such recall shall be borne by the party(s) which has caused the conditions causing such recall. The other party shall be entitled to such credits, replacements, reimbursements and allowances from the causing party as shall be necessary in order to assure that all cost


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reasonably incurred by the other party to effect such recall are paid or reimbursed by the causing party. For any recall not caused by or attributable to Seller's failure to provide Product which conforms to the requirements of this Agreement, Seller's aggregate cost for which it is responsible under this
Section 5.7 shall not exceed the additional cost that Buyer paid Seller under
Article 5.3 for the Product affected by the recall.


     6.  REPRESENTATIONS AND WARRANTIES OF SELLER

         As of the Effective Date, Seller hereby represents and warrants to the Buyer as follows:

         6.1 Organization; Authorization; Enforceability Each individual entity constituting Seller is a corporation duly incorporated, validly existing and in good standing under the law of the jurisdiction of its incorporation, with full corporate power and authority to consummate the transactions contemplated hereby. Seller has the full corporate power and authority to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all requisite corporate action. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.

         6.2 Title to Assets Seller has, and will convey good and marketable title to the Assets at Closing, free and clear of any and all liens, encumbrances, charges, claims, restrictions, pledges, security interests, or impositions of any kind (including those of secured parties). Seller has not granted to a third party any license, interest or other right in or to the Assets. None of the Assets are leased, rented, licensed or otherwise not owned by Seller.

         6.3 Taxes Seller has duly and timely filed all Federal, State and local excise, sales, use, withholding and other returns required to be filed by Seller related to or in connection with the Product and the Assets and has duly paid or established adequate reserves for the proper payment of all taxes and governmental charges relating to or in connection with the Product and the Assets. There are no outstanding tax liens filed against the Sellers that affect the Product or the Assets.

         6.4 Patents To the best of Seller's knowledge, (i) the Product Intellectual Property consists of all intellectual property owned or controlled by Seller necessary for Buyer to make, have made, use, sell and distribute the Product in the Territory; and (ii) no threat or claim of infringement or possible infringement of any third party's intellectual property rights is now pending or has been asserted against Seller in connection with its manufacture, use and sale of the Product in the Territory. Claim 14 of US Patent No. 5,236,952 in Schedule 1.24 claims the Active Pharmaceutical Ingredient per se in the United States of America.

         6.5 Safety All serious adverse events (as defined under US regulatory Law pertaining to pharmaceutical products) relating to the Product which are known to Seller have been recorded in its safety database and have been provided to Buyer prior to the Effective Date.

         6.6 LIMITATION OF WARRANTY AND DISCLAIMERS UNLESS OTHERWISE AGREED IN WRITING AND IN THIS SECTION 6.6 AND EXCEPT FOR THE WARRANTIES SET OUT IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, WHETHER, EXPRESS OR IMPLIED, IN RESPECT OF THE ASSETS TRANSFERRED TO BUYER HEREUNDER. SELLER'S LIABILITY FOR BREACH OF A REPRESENTATION AND/OR WARRANTY SHALL BE LIMITED TO THE

WARRANTIES AND/OR REPRESENTATIONS SET OUT IN THIS AGREEMENT. SELLER WILL NOT AND DOES NOT WARRANT THAT OWNERS OF PRODUCTS THAT ARE SUBSTANTIALLY SIMILAR TO OR IDENTICAL WITH THE PRODUCT WILL NOT ATTEMPT TO REGISTER AND SELL SUCH PRODUCT IN THE TERRITORY. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (A) THE PROSPECTS, FINANCIAL, OR OTHERWISE, OF MARKETING THE PRODUCT IN THE TERRITORY; OR (B) EXCEPT AS STATED HEREIN, ANY PATENT RIGHTS OR TRADEMARK RIGHTS OR THE TRADE DRESS FOR THE PRODUCT. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT SELLER MAKES NO WARRANTY OF MERCHANTABILITY OF ANY OF THE ASSETS OR OF THE FITNESS OF ANY OF THE ASSETS FOR ANY PURPOSE.

         6.7 Consents and Approvals The execution, delivery and performance of this Agreement by Seller does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any government or regulatory authority and the execution, delivery or performance of this Agreement does not violate any law, rule or regulation applicable to Seller.

         6.8 Regulatory Filings Seller has filed all regulatory submissions and has paid all fees required to maintain the current and active status of the Registrations. The Registrations are complete and up to date; provided, however, that while Seller has made reasonable efforts to satisfy itself and believes the list of Registrations is complete and up to date, Seller gives no warranty that the list of Registrations is complete, except as to the US and the other Major Countries, as to which Seller provides an unqualified warranty of accuracy and completeness of the Registration information provided in Schedule 1.28. As of the Closing, there are no amounts due to any regulatory authority or otherwise with respect to the Registrations.

         6.9 Litigation Except as disclosed in Schedule 6.9 there are no actions, suits or proceedings pending, or to Seller's knowledge threatened against the Seller, before any court or governmental or administrative body or agency affecting the Product or the Assets (including without limitation the Intellectual Property). Seller is not presently subject to any injunction, order or other decree of any court of competent jurisdiction which affects the Product or the Assets.

         6.10 No Competing Product. As of Closing, Seller does not have any clinical development project in any country of the Territory directed to development of a COMT inhibitor for human pharmaceutical use and in the United States of America Seller does not promote any anti-parkinsonian drug to physicians. In addition, to the knowledge of Seller's licensing department based on a search of publicly available databases, other than entacapone and a product of Bial-Aristegui, there are no third party COMT inhibitors that are marketed or in Phase II or later clinical development in the Major Countries.

         6.11 Survival The ability of Buyer to act upon representations and warranties of Seller shall survive until the earlier of (i) December 31, 2004 and (ii) the period ending eighteen (18) months following Closing.


     7.  REPRESENTATIONS AND WARRANTIES OF BUYER

         As of the Effective Date, Buyer hereby represents and warrants to Seller as follows:

         7.1 Organization, Authorization, Enforceability Buyer is a company duly incorporated, validly existing and in good standing under the law of the jurisdiction of its incorporation, with full corporate power and authority to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer have been or, prior to Closing, will be duly authorized by all requisite corporate action. This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.

         7.2 Due Diligence Buyer represents that Buyer has conducted a due diligence investigation into the Assets and into the Product. Buyer is aware that (i) Market Authorization for the Product has been withdrawn from the EU,
(ii) Seller has withdrawn the Product in Canada, and (iii) Seller does not actively promote Product in the United States of America. In addition, in the course of the due diligence investigation Seller has made available to Buyer a list of Seller's sales prices for Product.

         7.3 Litigation There are no actions, suits or proceedings pending, or to Buyer's knowledge threatened against the Buyer, before any court or governmental or administrative body or agency affecting the ability of Buyer to consummate this Agreement.

         7.4 Consents and Approvals Other than approval or clearance under the Hart-Scott-Rodino Act in the US ("HSR ACT") and any similar Law in other jurisdictions, the execution, delivery and performance of this Agreement by Buyer does not require the consent, approval or authorization of, or notice, declaration, filing or registration with, any government or regulatory authority and the execution, delivery or performance of this Agreement does not violate any law, rule or regulation currently applicable to Buyer.

         7.5 Financing Commitment Buyer will have at Closing obtained financing approved by its board of directors which is sufficient to make the upfront payment called for by Section 4.1 of this Agreement.

         7.6 Survival The ability of Seller to act upon the representations and warranties of Buyer shall survive until the earlier of (i) December 31, 2004 and
(ii) the period ending eighteen (18) months following Closing.

         8.       SELLER'S COVENANTS

         8.1 Use of Assets Seller agrees that from the Effective Date until the Closing that Seller shall:

         8.1.1 maintain the Assets in good status and condition and not enter into any material contract or commitment, engage in any transaction, extend credit or incur any obligation with respect to the Assets, outside of the ordinary course of business;

         8.1.2 not materially change Seller's current manufacture, market or sales activities for the Product prior to the Closing;

         8.1.3 maintain insurance covering the Assets in such amounts and of such kinds as are comparable to that in effect on the date of this Agreement, if any; and

         8.1.4 shall not incur any indebtedness or liability that will or likely would create a lien or other encumbrance against any of the Assets.


         8.2 Customer Lists and Government Contracts Within ninety (90) days after the Effective Date, Seller shall provide to Buyer a copy of the existing (as of the Effective Date) lists of current customers for Product, including government contracts.

         Seller is under no obligation to secure any consent under any agreement or arrangement for the sale of the Product to Seller's customers other than as expressly stated in this Agreement. Seller shall not be required to make any payment of any kind whatsoever to Buyer or any third party regarding any agreement or arrangement for the sale of the Product to Seller's customers. Seller shall be under no obligation to contact any of its present customers. Buyer shall be solely responsible for procuring any agreements or other arrangement for the sale of the Product in the Territory to any customer including but not limited to any federal, state or other governmental agency or body, but Seller shall cooperate as reasonably requested by Buyer in making any transition of government agreements for the purchase of Product from Seller to Buyer.

         8.3 Announcement Promptly following Closing, Seller shall send a letter, in form and substance mutually acceptable to Buyer and Seller, to Seller's customers, announcing the transfer of the Product to Buyer and referring all future inquiries regarding the Product to Buyer. Buyer may provide to Seller an additional list of names and addresses for distribution of such letter, but all costs for such additional distribution shall be borne by Buyer.

         8.4 SWITCH Trial At Seller's cost, Seller shall use reasonably diligent efforts to pursue [*] in the EU and will coordinate with Buyer on progress. Notwithstanding the above, there shall be no obligation on the part of Seller to conduct any clinical activity other than the SWITCH Trial.

9.  BUYER'S COVENANTS

         9.1 Marketing Efforts Buyer will use reasonable diligent efforts, either itself or with a partner, to market and sell the Product in the Major Countries of the Territory. It is understood that Buyer may enter into one or more sublicense or distribution arrangements with third parties for the Major Countries, with the consent of Seller, not to be unreasonably withheld. If Buyer grants rights to a partner to market or sell Product in any country of the Territory, or enters into one or more sublicense or distribution arrangements with a third party for any country of the Territory, then Buyer shall use reasonable efforts to ensure that all of the applicable terms and conditions of this Agreement apply to the third party to the same extent they apply to Buyer for all purposes. In any event, Buyer retains full responsibility hereunder for the performance of all obligations so imposed on such third party and will itself account to Seller for all sales commissions under Article 4 due under this Agreement by reason of such grant or arrangement. Buyer may not divest its rights in the Product in the Major Countries prior to December 31, 2012.

         9.3 Distribution If, in a country of the Territory, Buyer wishes to use a third party to distribute Product, Buyer shall provide Seller with written notice of such intention. Buyer and Seller each have the right, without obligation, to negotiate with each other an arrangement under which Seller will distribute Product in such country, under terms to be negotiated in good faith.

         9.4 Taxes Buyer covenants and agrees to pay on a timely basis all federal, state and local sales, transfer and use taxes and customs duties with respect to the sale and purchase of the Assets, and Buyer covenants to reimburse Seller for any such taxes and duties for which Seller is liable for payment within thirty (30) calendar days of receiving notice from Seller of such payment.

         9.5 HSR Act. Buyer covenants to effect filing of any required application for approval pursuant to the HSR Act no later than ten (10) days from the Effective Date.

10. COVENANTS BY BUYER AND SELLER

         10.1 Technology Transfer In the interest of avoiding the possibility of a dispute, prior to Closing the parties will have prepared and agreed upon a list of Manufacturing Technology that is to be attached as Exhibit 1.21. The list will describe all of the Manufacturing Technology that has been or shall be provided by Seller to Buyer. In addition, during a period commencing on the Closing and ending December 31, 2004, Seller shall provide up to fifty six
(56) man hours of assistance, as reasonably requested by Buyer, to enable Buyer to implement the Manufacturing Technology. Buyer agrees to reimburse Seller for the reasonable out-of-pocket travel and lodging expenses of Seller's personnel who provide assistance to Buyer at Buyer's facilities. Other than as provided in this Section 10.1, Buyer has no further obligation to Seller with respect to providing Manufacturing Technology or services for implementing the Manufacturing Technology.

         10.2 Transfer of Registrations At or following Closing, Buyer and Seller shall execute such documents as Buyer may reasonably request in order to transfer the Registrations. Buyer shall pay any user fees associated with the Product that accrue after Closing, including user fees that accrue prior to transfer of such Registrations. Seller shall notify the FDA promptly following the Closing of the transfer of the Assets. Buyer shall update the NDAs and drug listings, and obtain approvals to such transfer, if required by FDA.

         10.3 Medical Questions For up to two (2) months after Closing both parties shall coordinate responses to questions and complaints regarding the Product, with Buyer assuming complete responsibility at the earliest possible date. After such two (2) month period (or earlier assumption of responsibility by Buyer), Buyer shall be solely responsible for responding to all medical questions or complaints and Seller shall immediately refer any such medical questions or complaints, including notices of adverse event findings, adverse event files and safety reports, to Buyer for handling.

         10.4 Press Releases Neither the Seller nor the Buyer, nor any Affiliate thereof, will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

         10.5 Rebates Seller or its Affiliates shall be responsible for any rebate payments with respect to the Product, whether by agreements, a government mandate or otherwise, for all Products sold or distributed prior to the Closing, and Buyer shall be responsible for any rebate payments with respect to the Products, whether by agreements, government mandate or otherwise, for all Products sold or distributed on or after the

Closing. If either party or its Affiliate makes payment of rebates in its own name due to governmental requirements pertaining to Products for which the other party is responsible, that other party will reimburse the paying party or its Affiliate such amount within thirty (30) days following the date the paying party or its Affiliate notifies the other that it or its Affiliate has made such payments. For the purposes of this Section, "sold or distributed" means the issuance of an invoice for Product shipped.

         10.7 Contract Chargebacks As of the Closing, Seller or its Affiliates shall notify all parties with purchase contracts covering the Product that said contract will terminate as to the Product in accordance with its terms. Seller shall be responsible for all costs and expenses with respect to claims under contract chargebacks for the Product for chargeback requests for Product with an invoice date prior to Closing.

         10.8 Returns Seller or its Affiliates shall be responsible for any qualified Product returns, consistent with its standard return policies, for all Product sold or distributed prior to the Closing, and Buyer shall be responsible for any qualified Product returns, consistent with its standard return policies, for all Product sold or distributed on or after the Closing, except to the extent such returns are due to manufacturing defects. Neither party will accept returns for the account of the other party in unusual amounts or inconsistent with its written return policies without first notifying the other party. If either party or its Affiliate makes payment for Product returned for which the other party is responsible, that other party will reimburse the paying party or its Affiliate such amount within thirty (30) days following the date the paying party or its Affiliate notifies the other that it or its Affiliate has made such payments. For the purposes of this Section, "sold or distributed" means the issuance of an invoice for Product shipped.

         10.9 Cooperation Prior to the Closing, the parties agree to each designate a key contact person or persons to work out further details and procedures as the need may arise for each subsection in Article 10. These contact persons shall be guided by the principles in Article 10, and the parties agree to good faith cooperation in order to facilitate the respective Covenants set forth in Article 10. It is understood that as a part of these processes, Buyer will assume responsibility for administering rebates, chargebacks and returns promptly following Closing, with priority in the US and countries where Seller will not continue as distributor for the Product.

11. CONDITIONS PRECEDENT TO CLOSING AND CLOSING

         11.1 Conditions to Obligation of Buyer The obligations of Buyer under this Agreement to complete the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing of the following conditions (all or any of which may be waived by Buyer in whole or in part but such waiver shall be in writing):

                  11.1.1 Representations and Warranties The representations and warranties made by Seller in this Agreement shall have been true and correct in all material respects as of the Closing with the same force and effect as though said representations and warranties had been made on the Closing.

                  11.1.2 Performance Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.

                  11.1.3 Consents All consents required under this Agreement have been obtained.

                  11.1.4 No Material Change No material change shall have occurred to the Assets or the prospects for the business related to the Assets from the Effective Date to the Closing.

                  11.1.5 Financing Buyer shall have obtained financing approved by its board of directors which is sufficient to make the upfront payment called for by Section 4.1 of this Agreement.

                  11.1.6 SWITCH Trial Seller shall have provided Buyer with the results of the SWITCH Trial.

         11.2 Conditions to Obligations of Seller The obligations of Seller under this Agreement to complete the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing of the following conditions (all or any of which, except for Section 11.2.2(b), may be waived by Seller in whole or in part but such waiver shall be in writing):

                  11.2.1 Representations and Warranties The representations and warranties made by Buyer in this Agreement shall have been true and correct in all material respects as of the Closing with the same force and effect as though said representations and warranties had been made on the Closing.

                  11.2.2 Performance Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing, including as related to Buyer having (a) provided Seller, not later than thirty (30) days from the Effective Date, with written evidence of Buyer's ability to finance the upfront payment called for by Section 4.1 of this Agreement, and (b) Buyer having obtained financing approved by its board of directors which is sufficient to make that upfront payment.

                  11.2.3 No Material Change No material adverse change shall have occurred to the financial condition of Buyer or the ability of Buyer to conduct its obligations hereunder, from the Effective Date to the Closing.

         11.3 The Closing Subject to the satisfaction of all of the conditions to each party's obligations set forth in Article 11 hereof (or, with respect to any condition not satisfied, the waiver in writing thereof by the party or parties for whose benefit the condition exists), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as possible following the execution of this Agreement and satisfaction of conditions to Closing as set forth in Sections 11.1 and 11.2 above (and no later than [*] ([*]) days after Effective Date; or as otherwise mutually agreed between the parties in writing) at offices of Seller or its Affiliate or at such other time, date and place as the parties hereto may agree in writing. The transfer of the Assets shall be deemed to have occurred as of the Closing Date.

         11.4 Deliveries by Seller At Closing or within sixty (60) days thereafter, Seller shall deliver to Buyer in form reasonably satisfactory to Buyer, the Assets and executed assignments transferring ownership of the Assets, in recordable form when necessary, and any other documents reasonably requested by either party in order to carry out the intent of this Agreement.

         Notwithstanding the preceding, with respect to Product Trademarks, following the Closing, Buyer prepare and Seller shall execute documents required in order to assign and record the assignment of the Product Trademarks. Seller shall do all such deeds, actions and things as Buyer shall reasonably require in order to effect the assignment of the Product Trademarks to Buyer and to effect the recording of Buyer as registered proprietor thereof as soon as practically possible, including, without prejudice to the generality of the foregoing, requesting in writing that its local trademark agents co-operate with Buyer's local trademark agents in relation thereto.

         With respect to Finished Dosage Form Inventory transferred as an Asset under Article 2.1, all shipments will be F.A.C. (Incoterm 2000) origin from Seller's designated distribution center(s). Shipping or freight, and any tariffs or duties, will be paid by Buyer. Title and risk of loss will pass to Buyer upon delivery to Buyer's designated common carrier at Seller's designated distribution center.

         11.5 Deliveries by Buyer At Closing, Buyer shall deliver or cause to be delivered to Seller the up-front payment in accordance with Section 4.1.

         11.6 Delay of Closing If for any reason (other than breach of this Agreement) the Closing does not occur by the time provided in Section 11.3, the parties may in their sole discretion either mutually agree in writing to extend the date of Closing, or either may terminate this Agreement upon written notice to the other party, without liability or obligation.

         11.7 Effect of Closing It is understood and agreed that all revenues for sale of Product in the Territory prior to and following Closing shall be for the account of Seller and Buyer, respectively, and the parties shall take such actions and do all things necessary, including reconciling payments and reports, in order to carry out this intent.

12.      INDEMNIFICATION

         12.1 Indemnification by Seller Subject to the limitations set forth in
Section 12.5 below, Seller shall indemnify Buyer and its Affiliates, and their directors, officers, employees and agents ("Buyer Indemnitees") against, and agrees to defend and hold each of the Buyer Indemnitees harmless from, any and all damages, losses, liabilities, third party claims, and expenses (collectively, "Damages") (including, without limitation, reasonable expenses of investigation and attorneys' fees incurred or suffered by the Buyer Indemnitees) arising out of (a) any inaccuracy in or breach of any representation, covenant, agreement or warranty made by Seller herein, (b) the Retained Liabilities, (c) any gross negligence or willful misconduct of Seller or its Affiliates, or (d) the manufacture or supply of Product by Seller (collectively, "Buyer Indemnifiable Claims").

         12.2 Indemnification by Buyer Subject to the limitations set forth in
Section 12.5 below, Buyer shall indemnify Seller and its Affiliates, and their directors, officers, employees and agents ("Seller Indemnitees") against, and agrees to defend and hold each of the Seller Indemnitees harmless from, any and all Damages (including, without limitation, reasonable expenses of investigation and attorneys' fees incurred or suffered by the Seller Indemnitees) arising out of (a) any inaccuracy in or breach of any representation, covenant, agreement or warranty made by Buyer herein, (b) the Assumed Liabilities or (c) any gross negligence or willful misconduct of Buyer or its Affiliates or partners, sublicensees or distributors, or (d) any statement or representation attributable to Buyer, its Affiliate, or partners, sublicensees or distributors (other than Seller) or their directors, officers, employees and agents that is inconsistent with or contrary to the Product Marketing Materials or Seller Labeling (collectively "Seller Indemnifiable Claims").

         12.3 Notice A party seeking indemnification pursuant to Section 12.1 or
12.2 above (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity is or may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder except to the extent the Indemnifying Party has suffered actual prejudice thereby.

         12.4 Participation in Defense The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to retain counsel, at its own expense, separate from counsel retained by the Indemnifying Party in any such action and to participate in the defense thereof. The Indemnifying Party shall be liable for the fees and expenses of no more than one firm retained as counsel by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any third party claim, the parties shall cooperate in the defense or prosecution thereof and shall finish such records, information and testimony as may be reasonably requested in connection therewith. In no event shall any third party claim be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

         12.5 Limitations on Indemnity Notwithstanding anything to the contrary set forth elsewhere herein, neither the Buyer Indemnitees or the Seller Indemnitees shall be entitled to indemnification hereunder unless the Indemnified Party transmits written notice of a claim for indemnification to the Indemnifying Party no later than six (6) months after receipt of a written claim or threat which could result in a claim.

         12.6 No Special Damages IN NO EVENT SHALL EITHER, PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXCEPT THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY LOST PROFITS OR PUNITIVE DAMAGES THAT MAY BE AWARDED TO A THIRD PARTY AND FOR WHICH A PARTY OTHERWISE IS LIABLE TO PROVIDE INDEMNIFICATION UNDER THIS
ARTICLE 12.


13. NOTICES

         Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by United States mail or overnight courier, or delivered by hand to Seller or Buyer at the respective addresses set forth below or at such other address as either party hereto may designate. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received. If delivered by U.S. Mail, notice shall be deemed given five (5) business days following the postmark date.

If to Buyer, to:

         AMARIN CORPORATION, plc
         7 Curzon Street
         London W1J 5HG
         United Kingdom
         Attention: General Counsel and Corporate Secretary

         With a copy to:

         AMARIN CORPORATION
         Two Belvedere Place, Suite 330
         Mill Valley, California 94941
         Attention:  Executive Vice President, Commercial Development

If to Seller, to:

         HOFFMANN-LA ROCHE INC.
         340 Kingsland Street
         Nutley, New Jersey 07110
         Attention: Corporate Secretary

and

         F.HOFFMANN-LA ROCHE LTD
         Grenzacherstrasse 124
         CH-4070 Basel Switzerland
         Attn:  Corporate Law


14.      GOVERNING LAW AND ARBITRATION

       This Agreement shall be governed by the laws of Switzerland, without reference to its conflict of laws principles.

       Unless otherwise set forth in this Agreement, in the event of any dispute in connection with this Agreement, such dispute shall be referred to the respective executive officers of the parties designated below or their designees, for good faith negotiations attempting to resolve the dispute. The designated executive officers are as follows:

         For Buyer:        CEO

         For Seller:       Head of Pharma


       Should the parties fail to agree within two (2) months after such dispute has first arisen, it shall be finally settled by arbitration in accordance with the commercial arbitration rules of the International Chamber of Commerce as in force at the time when initiating the arbitration. The tribunal shall consist of three arbitrators. The place of arbitration shall be Basel, Switzerland. The language to be used shall be English. Each party shall bear its own costs of arbitration, and shall share the costs of arbitrators equally, unless costs are allocated otherwise by the arbitrators.

15.      ADDITIONAL TERMS

         15.1 Brokers Buyer represents to Seller that it has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission from Seller upon consummation of the transactions contemplated hereby. Seller represents to Buyer that it has not employed any such Person in such connection who might be entitled to a fee or any commission from Buyer upon consummation of the transactions contemplated hereby.

         15.2 Expenses Except as otherwise expressly provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         15.3 Successors and Assigns This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns (including, for sake of clarification, successors by merger or asset acquisition). For Buyer, this Agreement may not be assigned in whole or in part other than to an Affiilate without the prior written consent of Seller. For Seller, until December 31, 2004 this Agreement may not be assigned in whole or in part without the prior written consent of Buyer other than to an Affiliate. In the event of an assignment under this Section 15.3, the assigning party and the assignee shall be jointly and severally liable for the performance of the obligations on the part of the assigning party set out in this Agreement.

         15.4 Exhibits and Schedules The Exhibits and Schedules attached to this Agreement are accurate and complete as of the Effective Date. Those Exhibits and Schedules, and the principles and conditions incorporated in such Exhibits and Schedules, shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such Exhibits and Schedules and the principles and conditions incorporated in such Exhibits and Schedules.

         15.5 Entire Agreement This Agreement and the exhibits hereto embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof.

         15.6 Amendments; No Waiver No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

         15.7 Counterparts This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Seller and a counterpart has been signed by Seller and delivered to Buyer.

         15.8 Severability The parties agree that (a) the provisions of this Agreement shall be severable and (b) in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, (i) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (ii) the remaining provisions shall remain enforceable to the fullest extent permitted by law, provided that the rights and interests of the parties hereto shall not be materially affected.

         15.9 Captions Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Unless the context requires otherwise, all references herein to Articles and Sections are to the articles and sections of this Agreement.

         15.11 Force Majeure Failure of either Buyer or Seller to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such party to any liability or place them in breach of any term or condition of this Agreement to the other party to the extent that such failure is due to fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor trouble, a national health emergency, compliance with any order or regulation of any government entity acting with color of right, or any other cause beyond the reasonable control of such non-performing party (such event or cause referred to as "force majeure"). The party affected shall promptly notify the other party of the condition constituting force majeure as defined herein and shall use diligent efforts to eliminate, cure or overcome any such event of force majeure and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

         IN WITNESS WHEREOF, this Agreement has been signed by duly authorized representatives of each of the parties hereto as of the date first above written.


HOFFMANN-LA ROCHE INC.                      AMARIN CORPORATION plc

By:   /s/ Dennis Burns                      By:  /s/ Richard A. B. Stewart

Name: Dennis Burns                          Name: Richard A. B. Stewart

Title:                                      Title:   Chief Executive Officer
      -------------------------
Date:                                       Date:
      -------------------------                  -------------------------

F.HOFFMANN-LA ROCHE LTD

By:   /s/ Bradley J. Bolton

Name: Bradley J. Bolton

Title:
      -------------------------
Date:
      -------------------------


By:   /s/ Rudolf Schaffner

Name: Rudolf Schaffner

Title:
      -------------------------
Date:
      -------------------------
128075

                                  SCHEDULE 1.21
                            MANUFACTURING TECHNOLOGY

                        [TO BE PROVIDED PRIOR TO CLOSING]

                                 SCHEDULE 1.24
                                    PATENTS


PATENT STATUS FOR TASMAR(R) (TOLCAPONE)

1.       PRODUCT-PROTECTION (CASE 10216)


COUNTRY              APPL.DT.       APPL.NO.      GRANT DT          PATENT NO.       EXPIRY         HOLDER             STAT
-------              --------       --------      --------          ----------       ------         ------             ----

Argentina    AR      09.03.1987     306966        30.12.1993        245097           30.12.2008     Roche Basel        P

Argentina    AR1     26.12.1995     334796                                           11.03.2007     Roche Basel        A

Australia    AU      06.03.1987     69764/87      10.04.1991        603788           06.03.2007     Roche Basel        P

Austria      AT      11.03.1987     87103469.0    02.06.1993        E 90072          11.03.2007     Roche Basel        P

Austria      AT1     24.11.1997     SZ 68/97                                                        Roche Basel        A

Bahrain      BH      29.07.1996     1272/96       28.06.1998        BP1120           29.07.2011     Roche Basel        P

Belgium      BE      11.03.1987     87103469.0    02.06.1993        0237929          11.03.2007     Roche Basel        P

Belgium      BE1     05.12.1997     097CO112                                                        Roche Basel        A

Brazil       BR      23.09.1996     PI1100051.1   25.05.1999        PI1100051.1      11.03.2007     Roche Basel        P

Bulgaria     BG      16.07.1992     96626         16.01.1995        60383            17.08.2010     Roche Nutley       P

Canada       CA      20.02.1987     530171        02.06.1992        1302418          02.06.2009     Roche Basel        P

Chile        CL      04.03.1987     124/87        30.08.1988        36172            30.08.2003     Roche Basel        P

Denmark      DK      18.02.1987     820/87                                           18.02.2007     Roche Basel        A



COUNTRY                  APPL.DT.         APPL.NO.         GRANT DT        PATENT NO.     EXPIRY           HOLDER             STAT
-------                  --------         --------         --------        ----------     ------           ------             ----

Dominican     DO         29.07.1996                                                        04.03.2007       Roche Basel        A

Finland       FI         10.03.1987       871041            27.06.1994     91396           10.03.2007       Roche Basel        P

Finland       FI1        28.10.1997       L 1997 0021       06.06.2001     118             09.03.2012       Roche Basel        P

France        FR         11.03.1987       87103469.0        02.06.1993     0237929         11.03.2007       Roche Basel        P

France        FR1        13.11.1997       97C00127          14.04.2000     00/15           25.02.2012       Roche Basel        P

Germany       DE         18.12.1997       19775095.8        22.04.1998     19775095.8      11.03.2012       Roche Basel        P

Germany       DE1        18.12.1997       19775095.8        22.04.1998     19775095.8      11.03.2012       Roche Basel        P

Greece        GR         11.03.1987       87103469.0        02.06.1993     3008958         11.03.2007       Roche Basel        P

Greece        GR1        17.02.1998       980800005         16.10.1998     8000005         17.02.2018       Roche Basel        P

Hong Kong     HK         05.09.1996       1658/96           05.09.1996     1658/96         11.03.2007       Roche Basel        P

Hungary       HU         09.03.1987       989/87            16.10.1990     201900          09.03.2007       Roche Basel        P

Iran          IR         23.04.1988       27822             30.04.1988     23643           09.03.2007       Roche Basel        P

Ireland       IE         10.03.1987       609/87            20.10.1994     61316           10.03.2007       Roche Basel        P

Ireland       IE1        10.11.1997       SPC 28/97         03.08.1999     SPC 61316       24.02.2012       Roche Basel        P

Israel        IL         05.03.1987       81791             31.03.1993     81791           05.03.2007       Roche Basel        P

Italy         IT         11.03.1987       87103469.0        02.06.1993     0237929         11.03.2007       Roche Basel        P

Italy         IT1        09.12.1997       351808            21.01.1998     C-UB97CCP602    11.03.2012       Roche Basel        P

Latvia        LV         29.05.1996       P 162/96          20.12.1996     5742            11.03.2007       Roche Basel        P



COUNTRY                  APPL.DT.         APPL.NO.          GRANT DT        PATENT NO.      EXPIRY           HOLDER           STAT
-------                  --------         --------          --------        ----------      ------           ------           ----

Luxembourg    LU         11.03.1987       87103469.0        02.06.1993     0237929          11.03.2007       Roche Basel        P

Luxembourg    LU1        19.11.1997       90172             21.01.1998     90172            11.03.2012       Roche Basel        P

Luxembourg    LU2        25.02.1998       90219             28.05.1998     90219            25.02.2012       Roche Basel        P

Mexico        MX         26.06.1992       9203634           13.01.1997     183747           09.01.2007       Roche Basel        P

Monaco        MC         09.03.1987       1876/87           22.12.1987     87.1807          09.03.2007       Roche Basel        P

Netherlands   NL         11.03.1987       87103469.0        02.06.1993     0237929          11.03.2007       Roche Basel        P

Netherlands   NL1        21.11.1997       970041            21.04.1998     970041           10.03.2012       Roche Basel        P

New Zealand   NZ         04.03.1987       219496            22.04.1991     219496           04.03.2007       Roche Basel        P

Norway        NO         10.03.1987       19870984          08.05.1991     165959           10.03.2007       Roche Norge        P

Norway        NO1        28.01.1998       SPC 006/98        06.03.1998     SPC/NO 1998006   10.03.2012       Roche Basel        P

Panama        PA         14.10.1996       083492            16.03.1999     083492           04.03.2007       Roche Basel        P

Paraguay      PY         25.01.2001       01436             20.12.2001     4066             11.03.2007       Roche Basel        P

Philippines   PH         10.03.1987       34997             04.12.2000     1-1987-34997     04.12.2017       Roche Basel        P

Philippines   PH1        12.04.1988       36785             28.04.2000     1-1988-36785                      Roche Basel        P

Philippines   PH2        14.07.2000       1-2000-01894      16.04.2002     1-2000-01894     16.04.2019       Roche Basel        P

Philippines   PH3        14.07.2000       1-2000-01893      16.04.2002     1-2000-01893     16.04.2019       Roche Basel        P

Philippines   PH4        14.07.2000       1-2000-01895      16.04.2002     1-2000-01895     16.04.2019       Roche Basel        P

Portugal      PT         11.03.1987       84449             17.03.1989     84449            17.03.2007       Roche Basel        P

Portugal      PT1        15.01.1998       2/98                                                               Roche Basel        A



COUNTRY                 APPL.DT.         APPL.NO.          GRANT DT        PATENT NO.      EXPIRY           HOLDER           STAT
-------                 --------         --------          --------        ----------      ------           ------           ----

Romania       RO        18.09.1998       C-20218           31.10.2002     2.246T           11.03.2007       Roche Basel      P

Saudi         SA        25.09.1996       96170326                                                           Roche Basel      A

Singapore     SG        10.07.1996       9691659.8         15.08.1996     9691659.8        11.03.2007       Roche Basel      P

South Africa  ZA        04.03.1987       1564/87           28.10.1987     1564/87          04.03.2007       Roche Basel      P

South Korea   KR        09.03.2987       2089/87           19.05.1993     62090            09.03.2007       Roche Nutley     P

South Korea   KR1       01.07.1987       6864/87           15.11.1996     107730           16.07.2011       Roche Nutley     P

Spain         ES        11.03.1987       87103469.0        02.06.1993     0237929          11.03.2007       Roche Basel      P

Spain         ES1       15.01.1998       C9800002                                                           Roche Basel      A

Sweden        SE        11.03.1987       87103469.0        02.06.1993     87103469.0       11.03.2007       Roche Basel      P

Sweden        SE1       03.11.1997       9790043-5         05.10.1998     9790043-5        24.02.2012       Roche Basel      P

Switzerland   CH3       11.03.1987       87103469.0        02.06.1993     0237929          11.03.2007       Roche Basel      P

Switzerland   CH2       21.05.1997       CO237929/01       31.07.1998     CO237929/01      25.02.2012       Roche Basel      P

Taiwan        TW1       17.02.1987       76100779          12.03.1991     NI 42821         16.02.2007       Roche Basel      P

United        GB        11.03.1987       87103469.0        02.06.1993     0237929          11.03.2007       Roche Basel      P

United        GB1       13.11.1997       SPC/GB97/088      17.12.1998     SPC/GB97/088     24.02.2012       Roche Basel      P

Uruguay       UY        10.03.1987       22585             16.08.1991     13213            10.03.2007       Roche Basel      P

USA           US2       16.04.1991       07/686210         17.08.1993     5236952          29.01.2012       Roche Nutley     P

USA           US3       16.04.1993       08/048685         14.02.1995     5389653          14.02.2012       Roche Nutley     P

USA           US4       21.10.1994       08/327160         19.12.1995     5476875          19.12.2012       Roche Nutley     P



COUNTRY                 APPL.DT.         APPL.NO.          GRANT DT        PATENT NO.      EXPIRY           HOLDER           STAT
-------                 --------         --------          --------        ----------      ------           ------           ----

USA           US5       15.09.1995       08/528588         27.05.1997     5633371          06.03.2007       Roche Nutley     P

USA           US6       21.01.1997       08/784554         06.01.1998     5705703          06.05.2007       Roche Nutley     P


2. PROCESS-PROTECTION(CASE 20218)



COUNTRY                 APPL.DT.         APPL.NO.         GRANT DT        PATENT NO.       EXPIRY           HOLDER           STAT
-------                 --------         --------          --------       ----------       ------           ------           ----

Argentina     AR        19.01.1998       P980100218                                        19.01.2018       Roche Basel      A

Australia     AU        16.01.1998       52102/98         30.08.2001      733422           16.01.2018       Roche Basel      P

Austria       AT        15.01.1998       98100582.0       05.09.2001      E205177          15.01.2018       Roche Basel      P

Belgium       BE        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

Brazil        BR        21.01.1998       PI9800426.3                                       21.01.2018       Roche Basel      A

Canada        CA        15.01.1998       2227131                                           15.01.2018       Roche Basel      A

China         CN        21.01.1998       98104299.6       09.10.2002      ZL98104299.6     21.01.2018       Roche Basel      P

Denmark       DK        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

Finland       FI        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

France        FR        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

Germany       DE        15.01.1998       98100582.0       05.09.2001      69801532.0       15.01.2018       Roche Basel      P

Greece        GR        15.01.1998       98100582.0       05.09.2001      3037446          15.01.2018       Roche Basel      P

Indonesia     ID        15.04.1997       P-971255         09.09.2002                       15.04.2012       Roche Basel      P

Ireland       IE        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

Italy         IT        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

Luxembourg    LU        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P



COUNTRY                 APPL.DT.         APPL.NO.         GRANT DT        PATENT NO.       EXPIRY           HOLDER           STAT
-------                 --------         --------          --------       ----------       ------           ------           ----

Mexico        MX        21.01.1998       980608           08.06.2001      202252           21.01.2018       Roche Basel      P

Netherlands   NL        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

Portugal      PT        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

South Africa  ZA        15.01.1998       98/0347          30.09.1998      98/0347          15.01.2018       Roche Basel      P

South Korea   KR        20.01.1998       98-1483          13.07.2000      268545                            Roche Basel      P

Spain         ES        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

Sweden        SE        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

Switzerland   CH1       15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

Turkey        TR        16.01.1998       98/68                                             16.01.2018       Roche Basel      A

United K.     GB        15.01.1998       98100582.0       05.09.2001      0855379          15.01.2018       Roche Basel      P

USA           US        15.01.1998       09/007612        02.03.1999      5877353          15.01.2018       Roche Nutley     P


A=Patent Application
P=Granted Patent

                                 SCHEDULE 1.28
                             PRODUCT REGISTRATIONS


COUNTRY                    REGISTRATION DATE               INTRODUCTION DATE                COMMENT

Argentina                    08-Aug-1997                     29-Aug-1997                    Marketed
Aruba                        04-Feb-1998                                                    Marketed
Brazil                       12-Jan-1998                     26-Mar-1998                    Marketed
Chile                        09-Dec-1997                     10-Dec-1997                    Marketed
Colombia                     06-Apr-1998 (100 mg)            01-May-1998                    Marketed
                             20-Jan-1998 (200 mg)            01-May-1998
Costa Rica                                                                                  Marketed
Cuba                         19-Aug-1997                                                    Marketed
Curacao                      19-Aug-1997                                                    Marketed
Cyprus                       19-Aug-97                                                      Marketed
Dominican Rep.               23-Jan-1998                                                    Marketed
Ecuador                      19-Feb-1998 (100 mg)            12-Jun-1998                    Marketed
                             15-Apr-1998 (200 mg)
El Salvador                  25-Nov-97                                                      Marketed
Estonia                      24-Oct-1997                                                    Marketed
Guatemala                    29-Oct-1997                     Streamlined  August 13, 2001   Marketed
Honduras                     05-Aug-1998                                                    Marketed
Hongkong                     31-Jul-1998                     10-Aug-1998                    Marketed
Latvia                       21-Jul-1998                                                    Marketed
Lebanon                      1998                                                           Marketed
New Zealand                  18-Dec-1997                     15-Feb-1998                    Marketed
                                                             (only 100 mg)
Nicaragua                    18-Feb-1998                                                    Marketed



COUNTRY                    REGISTRATION DATE               INTRODUCTION DATE              COMMENT

Norway                     12.01.1998(Suspended on Sept    Jan-98                         Available on
                           1, 2000 as per EU trety)                                       special licence
Panama                     24-Mar-1998                                                    Marketed
Paraguay                   1998                                                           Marketed
Philippines                9-Jan-98                        29-Jun-1998                    Marketed
                                                           (only 100 mg)
Romania                    28-Jan-1998                                                    Marketed
Singapore                  25-May-1998                     18-Jun-1998 (100 mg)           Marketed
                                                           25-Jun-1998 (200 mg)
South Africa               16-Apr-1998 (only 100 mg)       05-May-1998                    Marketed
Switzerland                25-Feb-1997                     15-Sep-1997                    Marketed
Trinidad/Tobago            13-Jan-1998                                                    Marketed
Uruguay                    30-Sep-1997                     01-Oct-1997                    Marketed
USA                        29-Jan-1998                     16-Feb-1998                    Marketed
Yugoslavia                 03-Dec-1997                     05-Mar-1998                    Marketed

Barbados                                                                                  Marketed
Bermudas                                                                                  Marketed
Bolivia                                                                                   Marketed
Bosnia-Herzegovia                                                                         Marketed
Dutch Antilles                                                                            Marketed
Egypt                                                                                     Marketed
Faeroe                                                                                    Marketed
Haiti                                                                                     Marketed
Israel                                                                                    Marketed
St. Vincent                                                                               Marketed


Swaziland                                                                                 Marketed
Zimbabwe                                                                                  Marketed
Ukraine                                                                                   Marketed


Additional current information on Registrations in the Major Countries is as follows:
Canada


[*]                     [*]          [*]                   [*]          [*]                [*]          [*]
[*]                     [*]          [*]                   [*]          [*]                [*]          [*]



France

[*]                     [*]          [*]                   [*]          [*]                [*]          [*]
[*]                     [*]          [*]                   [*]          [*]                [*]          [*]



Germany

[*]                     [*]          [*]                   [*]          [*]                [*]          [*]
[*]                     [*]          [*]                   [*]          [*]                [*]          [*]



Italy

[*]                     [*]          [*]                   [*]          [*]                [*]          [*]
[*]                     [*]          [*]                   [*]          [*]                [*]          [*]


SPAIN
[*]                     [*]          [*]                   [*]          [*]                [*]          [*]
[*]                     [*]          [*]                   [*]          [*]                [*]          [*]

U.S.A.
[*]                     [*]          [*]                   [*]          [*]                [*]          [*]
[*]                     [*]          [*]                   [*]          [*]                [*]          [*]

UNITED KINGDOM
[*]                     [*]          [*]                   [*]          [*]                [*]          [*]
[*]                     [*]          [*]                   [*]          [*]                [*]          [*]


Additional information on Registrations in countries other than the Major Countries, from which the above chart is taken, is contained in an email attachment forwarded from Seller to Buyer on March 6, 2003.

                                  SCHEDULE 1.29
                               PRODUCT TRADEMARKS

COUNTRY             TRADEMARK         FILING DATE      FILING NO.      REG.NO.      RENEWAL NO.   REGISTERED OWNERS
-------             ---------         -----------      ----------      -------      -----------   -----------------
ARGENTINA           TASMAR            16/10/1990                       1570154                    ROCHE BASLE

ARGENTINA           ROSMAR            27/05/1994                       1589566                    ROCHE BASLE

AUSTRALIA           TASMAR            29/08/1975                       A290172                    ROCHE PRODUCTS LTD. WELWYN

BOLIVIA             TASMAR                                              A50261                    ROCHE HAMILTON HLRP

BRAZIL              TASMAR            28/03/1995       818396741      818396741                   ROCHE BASLE

BURUNDI             TASMAR                              BUR1530        BUR1530                    ROCHE BASLE

CANADA              TASMAR            09/03/1995                        491037                    ROCHE MISSISSAUGA, CANADA

CHILE               TASMAR                                              466475                    ROCHE HAMILTON HLRP

CHINA               TASMAR            18/09/1995                        984859                    ROCHE BASLE

CHINA               TASMAR            09/08/1995                       1015093                    ROCHE BASLE

CHINA               TASMAR            08/08/1996                       1099709                    ROCHE BASLE

COLOMBIA            TASMAR            28/04/1987                        128688                    ROCHE HAMILTON HLRP

CONGO DEM. REP.     TASMAR            10/02/1997                       5916/97                    ROCHE BASLE

COSTA RICA          TASMAR            29/04/1980                        58037           58037     ROCHE HAMILTON HLRP

COSTA RICA          TASMAR            25/05/1995                        94056                     ROCHE HAMILTON HLRP

CYPRUS GREEK        TASMAR            26/07/1978                        19029           19029     ROCHE BASLE

CYPRUS TURKISH      TASMAR            25/09/1978                         567             567      ROCHE BASLE

DENMARK             TASMAR                                            1295/1977                   ROCHE BASLE

DOM. REP.           TASMAR                                              28248           28248     ROCHE HAMILTON RIL

ECUADOR             TASMAR            11/10/1976                       2446-97                    ROCHE HAMILTON RIL

EIRE                TASMAR            04/10/1976                        89918                     ROCHE PRODUCTS LTD. WELWYN

ESTONIA             TASMAR            14/01/1997                        26527                     ROCHE BASLE

FINLAND             TASMAR                                              74465           74465     ROCHE BASLE

GEORGIA             TASMAR            24/01/1997                         9868                     ROCHE BASLE

GREAT BRITAIN       TASMAR            18/09/1975                       1052252                    ROCHE PRODUCTS LTD. WELWYN

GREECE              TASMAR            01/10/1976                        57454                     ROCHE BASLE

GUATEMALA           TASMAR                                              34230                     ROCHE HAMILTON HLRP

HAITI               TASMAR                                              243/83         127/119    ROCHE HAMILTON HLRP

HONDURAS            TASMAR                                              24276                     ROCHE HAMILTON HLRP

HONG KONG           TASMAR            10/03/1995                      6516/1996       6516/1996   ROCHE BASLE

HONG KONG           TASMAR            11/08/1995                      11352/1996     11352/1996   ROCHE BASLE

HONG KONG           TASMAR            11/08/1978                       463/1979       463/1979    ROCHE BASLE

HONG KONG           TASMAR            30/07/1996                      7499/1997                   ROCHE BASLE

ICELAND             TASMAR            03/08/1995                       146/1996                   ROCHE BASLE

INDIA               TASMAR            04/09/1975                        308206                    ROCHE BASLE

INDONESIA           TASMAR            03/07/1997                        414162                    ROCHE BASLE

IRAN                TASMAR            31/10/1976                        47071                     ROCHE BASLE

IRAQ                TASMAR            16/10/1976                        22571                     ROCHE BASLE

ISRAEL              TASMAR            24/07/1978                        46295           46295     ROCHE BASLE

ISRAEL              TASMAR            09/03/1995                        97496           97496     ROCHE BASLE

ITALY               TASMAR            09/08/1979                        375813                    ROCHE BASLE

JAMAICA             TASMAR            28/01/1997         5/6546                                   ROCHE BASLE

JAMAICA             TASMAR            14/09/1978                        18911           18911     ROCHE BASLE

JORDAN              TASMAR            08/08/1978                        16146                     ROCHE BASLE

KENYA               TASMAR            24/08/1978                        25193           25193     ROCHE PRODUCTS LTD. WELWYN

KOREA SOUTH         TASMAR            09/05/1995        95-17956        341886                    ROCHE BASLE

KOREA SOUTH         TASMAR            20/09/1990        90-28267        230366         230366     ROCHE BASLE

KUWAIT              TASMAR            26/09/1978                         9556                     ROCHE BASLE

LEBANON             TASMAR            09/05/1977                        33504           57622     ROCHE BASLE

LIBYA               TASMAR            07/12/1978                       9136/BN                    ROCHE BASLE

LITHUANIA           TASMAR            20/01/1997        97-0146         32216                     ROCHE BASLE

MALAWI              TASMAR            03/08/1978                        194/78                    ROCHE BASLE

MALAYSIA            TASMAR            12/08/1978                       M/79573        M/079573    ROCHE PRODUCTS LTD. WELWYN

MALTA               TASMAR            28/08/1978                        13560                     ROCHE PRODUCTS LTD. WELWYN

MEXICO              TASMAR            21/09/1990                        402164         402164     ROCHE HAMILTON RIL

NEW ZEALAND         TASMAR            14/08/1992                        220617                    ROCHE BASLE

NICARAGUA           TASMAR            23/05/1995                       CC29935                    ROCHE HAMILTON RIL

NICARAGUA           TASMAR                                              CC7876                    ROCHE HAMILTON RIL

NIGERIA             TASMAR            11/09/1978                        33792           33792     ROCHE PRODUCTS LTD. WELWYN

NORWAY              TASMAR                                              98847                     ROCHE BASLE

O.A.P.I.            TASMAR            15/11/1976                        16621                     ROCHE BASLE

OMAN                TASMAR            18/01/1997         15063                                    ROCHE BASLE

PAKISTAN            TASMAR            08/08/1978                        67931           67931     ROCHE BASLE

PANAMA              TASMAR                                              31031                     ROCHE HAMILTON HLRP

PARAGUAY            ROASMAR           16/06/1995                        185156                    ROCHE BASLE

PARAGUAY            ROSMAR            16/06/1995                        185157                    ROCHE BASLE

PERU                TASMAR                                              66617           66617     ROCHE HAMILTON RIL

PHILIPPINES         TASMAR            01/06/1995         100501                                   ROCHE BASLE

POLAND              TASMAR            01/08/1995                        102444                    ROCHE BASLE

RWANDA              TASMAR                              CRK1449        CRK1449                    ROCHE BASLE

SALVADOR            TASMAR                                              69-71            69       ROCHE HAMILTON HLRP

SAUDI ARABIA        TASMAR            08/09/1990                        234/71         234/71     ROCHE BASLE

SINGAPORE           TASMAR            10/08/1978                        76961        T78/76961G   ROCHE PRODUCTS LTD. WELWYN

SOMALIA             TASMAR            17/09/1978                         2554                     ROCHE BASLE

SOUTH AFRICA        TASMAR            04/09/1975                       75/4731                    ROCHE BASLE

SRI LANKA           TASMAR            08/08/1978                        39249           39249     ROCHE BASLE

SURINAME            TASMAR                                               9852           9852      ROCHE BASLE

SWEDEN              TASMAR            15/03/1995                        308741                    ROCHE BASLE

SWEDEN              TASMAR                                              164488                    ROCHE BASLE

SWITZERLAND         TASMAR            23/07/1991                        391972                    ROCHE BASLE

SWITZERLAND         TASMAR            18/08/1975                       P278372                    ROCHE BASLE

SYRIA               TASMAR                                              15729                     ROCHE BASLE

THAILAND            TASMAR            13/09/1978                        81496                     ROCHE BASLE

TRINIDAD AND TOBAGO TASMAR            23/08/1978                        10904                     ROCHE PRODUCTS LTD. WELWYN

TUNISIA             TASMAR            30/10/1995                      EE.95.1424                  ROCHE BASLE

TURKEY              TASMAR            22/12/1975                        89474                     ROCHE BASLE

UNITED ARAB         TASMAR            12/02/1997         20250          16729                     ROCHE BASLE
EMIRATES

URUGUAY             TASMAR                                              287000                    ROCHE HAMILTON RIL

USA                 TASMAR            15/03/1995                       2029225                    ROCHE NUTLEY

VENEZUELA           TASMAR                                             85967-F         85967-F    ROCHE HAMILTON HLRP

YEMEN (REPUBLIC OF) TASMAR            18/09/1975                        3959/A                    ROCHE BASLE

ZAMBIA              TASMAR            09/08/1978                        227/78                    ROCHE PRODUCTS LTD. WELWYN

ZIMBABWE            TASMAR            24/07/1978                        430/78                    ROCHE BASLE


INTERNATIONAL
PROCEDURE           TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE
---------           ------            ----------        -------        -------                    -----------
ALGERIA             TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

ARMENIA             TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

AUSTRIA             TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

BELARUS             TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

BENELUX             TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

BOSNIA-HERZEGOVINA  TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

BULGARIA            TASMAR            20/07/1987        R418943        R418943                    ROCHE BASLE

CROATIA             TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

CZECHIA             TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

EGYPT               TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

FRANCE              TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

GERMANY             TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

HUNGARY             TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

ITALY               TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

KAZAKHSTAN          TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

KIRGIZSTAN          TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

LATVIA              TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

LIECHTENSTEIN       TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

MACEDONIA           TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

MOLDOVA (REP)       TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

MONACO              TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

MOROCCO             TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

PORTUGAL            TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

ROMANIA             TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

RUSSIA              TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

SAN MARINO          TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

SLOVAKIA            TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

SLOVENIA            TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

SPAIN               TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

SUDAN               TASMAR            20/07/1987        R418943        R418943                    ROCHE BASLE

TADJIKISTAN         TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

UKRAINE             TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

UZBEKISTAN          TASMAR            31/10/1995        R418943        R418943                    ROCHE BASLE

VIETNAM             TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

YUGOSLAVIA          TASMAR            31/10/1975        R418943        R418943                    ROCHE BASLE

                                  SCHEDULE 5.1

                                    INVENTORY

    FINISHED DOSAGE FORM INVENTORY
    ------------------------------
   DOSAGE     PACK SIZE     MARKET        # OF PACKS
   ------     ---------     ------        ----------

    [*]         [*]          [*]             [*]


Bulk Tablet Inventory - As of January 31, 2003, Seller has in its possession or control a Bulk Tablet Inventory in 100 mg tablet dosage form of about [*] ([*]), stored in Switzerland and having expiration dating no earlier than 30 November, 200[*]. Active Pharmaceutical Ingredient - Inventory as of January 31, 2003 is a total of approximately [*] tons, milled and unmilled, as provided in due diligence investigation conducted by Seller, sufficient to produce: Tasmar film coated tablets 100 MG: [*] Million units; Tasmar film coated tablets 200 MG: [*] Million units.

                                 SCHEDULE 5.1(b)

                            COUNTRY GROUPING FOR MOQ




 [*]   [*]           [*]   [*]      [*]                  [*]         [*]       [*]        [*]                   [*]
 ----  ------------  ------------   ------------------   ---------   -----     --------   --------------        ----------------
 [*]   [*]           [*]   [*]      [*]                  [*]         [*]       [*]        [*]                   [*]

                                  SCHEDULE 5.3

                                      COST

                                           Pack size (number of                 Total Cost per pack
              Dosage (mg)                tablets/blister or bottle)                (US Dollars)
              -----------                --------------------------             -------------------
                 [*]                                  [*]                               [*]


                                  SCHEDULE 6.9

                                   LITIGATIONS

PENDING NEGOTIATIONS WITH AMAYA CONCERNING TRADEMARK APPLICATION FOR TAJAMAR (ARGENTINA)

PENDING MEDIATION WITH ROEMMERS CONCERNING THE TRADEMARK APPLICATION FOR TEMAR (ARGENTINA)


                                       64